Waiver and Release Agreement

This Waiver and Release Agreement (“Release”), undersigned and dated as of January 5, 2010, is entered into by and between NorthWestern Corporation d/b/a NorthWestern Energy, a Delaware corporation with its principal place of business located at 3010 West 69th Street, Sioux Falls, South Dakota, 57108, its officers, agents, directors, employees, successors, subsidiaries, insurers, parents and/or affiliated companies, and assigns (“NorthWestern” or “Company”) and Miggie E. Cramblit (“Cramblit” or “You”), a South Dakota resident, to settle all issues in connection with the severance of Cramblit’s employment relationship with the Company. NorthWestern and Cramblit are collectively referred to herein as the “Parties.”

NOW, THEREFORE, in consideration of the foregoing premises and further in consideration of the mutual covenants, conditions, and agreements contained in this Release and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Benefits Payable. In exchange for this Release, Cramblit will receive a severance payment of $285,000.00 (Two Hundred Eighty Five Thousand Dollars), less all applicable taxes, consistent with the Company’s Executive Severance Plan, to be paid in the next regularly scheduled payroll cycle occurring no more than 15 business days after January 5, 2010.

In addition to this severance payment, Cramblit will be eligible to receive for a 2009 incentive award in accordance with the terms of the 2009 Annual Incentive Plan, and paid at the same time as other participants in the Plan are paid, but in any event, no later than March 15, 2010. Such award will be calculated assuming a personal performance factor of 100 percent and an individual performance rating of at least “meets expectations”.  Such an award may be subject to taxes.

Cramblit explicitly waives any right to receive shares of NorthWestern common stock after January 5, 2010.

With respect to COBRA continuation premiums, for the 12 (twelve)-month period starting February 1, 2010, and continuing until February 1, 2011, NorthWestern will continue to pay the same percentage of premiums as it was paying for group medical and other group insurance coverage subject to COBRA continuation immediately prior to the date of separation from the Company. For the same 12(twelve) month period, Cramblit will pay the employee portion of such COBRA premiums and will be reimbursed by the Company for each COBRA premium she pays in the first regularly scheduled pay period of each applicable month, less all applicable taxes. Notwithstanding the foregoing, Cramblit shall no longer be entitled to such reimbursement of COBRA premiums under this Release if she becomes eligible for medical coverage under another employer’s group medical plan(s).

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Outplacement services with a service provider of Cramblit’s choice will be provided up to $12,000.00 (Twelve Thousand Dollars) during the 12 (twelve) month period following the date employment has ended.  As additional outplacement services, Cramblit may receive reimbursement for up to $7,500.00 (Seven Thousand Five Hundred Dollars) for the actual cost of packing and/or moving her personal belongings.  Any payments for such outplacement services, including the costs of packing and/or moving of personal belongings, will be grossed up for tax purposes, according to normal NorthWestern policies.

In addition to these outplacement services, Cramblit will have access to the equivalent of 5 (five) one-hour coaching sessions with Thrive consultants Susan Clarke and/or CrisMarie Campbell between January 5, 2010 and February 26, 2010.

Cramblit will retain such interests as she may have as a former employee of NorthWestern in any NorthWestern benefit plans, including, but not limited to, any pension or 401(k) plans. Cramblit shall further retain such rights as she may have to elect to continue certain medical and other benefits under COBRA and comparable state laws or as a retiree.

Cramblit will retain all rights and claims she has under the Indemnification Agreement between the Parties dated November 16, 2009, which agreement shall remain in full force and effect in accordance with its terms.

2. Employment Severance. Cramblit’s last date of employment was January 5, 2010 (the “Severance Date”), and she is signing this Waiver and Release, effective after her employment ended.

3. Claims Released. In exchange for the benefits payable, Cramblit, for herself and for her heirs, executors, administrators, successors, assigns, and trustees, irrevocably and unconditionally covenants not to sue and releases NorthWestern; its current, former, and future parent, subsidiary, and related companies; its current and former directors, trustees, officers, employees, agents, attorneys, successors, and assigns; and all persons acting by, through, under, or in concert with any of them (the “Released Parties”) from all actions, causes of action, suits, debts, charges, complaints, claims, obligations, promises, contracts, agreements, controversies, damages, judgments, rights, costs, losses, expenses, liabilities, and demands of any nature, whether known or unknown, whether actual or potential, whether specifically mentioned herein or not, in law or equity, whether statutory or common law, whether federal, state, local, or otherwise, as a result of any act that has occurred, including, without limitation, any claim that Cramblit may have arising out of or related to her employment with or separation from NorthWestern (“Claims”), except Cramblit is not releasing any former employee whose employment was terminated during May 2009 for any claims arising after the date of his or her termination of employment.

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Cramblit is releasing the following claims which include, without limitation, claims under her original employment terms, which are canceled as of the Severance Date with no further benefits or payments to be provided thereunder:  any and all claims under the WARN Act, as amended; any and all claims of wrongful discharge or breach of contract; any and all claims for equitable estoppel, except as provided in Section 1 above; any and all claims for employee benefits, including, but not limited to, any and all claims under the Employee Retirement Income Security Act of 1974, as amended; any and all claims of employment discrimination on any basis, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, under the Age Discrimination in Employment Act of 1967, as amended, under the Older Worker’s Benefit Act, under the Civil Rights Act of 1866, 42 U.S.C. § 1981, under the Civil Rights Act of 1991, as amended, under the Americans with Disabilities Act of 1990, as amended, under the Family and Medical Leave Act of 1993, under the Immigration Reform and Control Act of 1986, as amended; any and all claims under the Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et seq.; any and all claims under any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any claim filed in NorthWestern’s bankruptcy proceedings; any and all claims under any other federal, state, or local labor law, civil rights law, fair employment practices law, or human rights law; any and all claims of slander, libel, defamation, invasion of privacy, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, fraud, or prima facie tort; and any and all claims for monetary recovery, including, but not limited to, back pay, front pay, liquidated, compensatory, and punitive damages, and attorney fees, expert fees, disbursements, and costs against the Released Parties that Cramblit ever had, now has, or hereafter can, shall, or may have for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time to the date of Cramblit’s execution of this Release. Cramblit will never file any lawsuit, complaint, or claim involving such released matters. Cramblit represents that she has not filed any administrative charge of discrimination to date. However, notwithstanding any other provision herein, Cramblit acknowledges that this waiver of claims only applies to claims she is legally permitted to release and, as such, does not preclude her from filing a charge of discrimination, though she will not be able to recover any damages if she does file such a charge or if she has filed such a charge.

Notwithstanding any provision to the contrary, this subsection shall not apply to the following:  (a) challenges to the ADEA release to the extent, if any, prohibited by applicable law; (b) claims to enforce Cramblit’s rights under this Release; (c) claims that cannot legally be released under applicable law; (d) to claims by Cramblit for benefits under benefit plans in which she maintains an interest as a former employee of NorthWestern; (e) all rights or claims of contribution and of indemnification Cramblit may have under the Indemnification Agreement between NorthWestern and Cramblit dated November 16, 2009; (f) all additional or other rights and claims of contribution and indemnification Cramblit may have whether under this Release, under NorthWestern’s Bylaws, by common law, by statute, or otherwise; and (g) all rights or claims Cramblit may have under any policies of directors and officers liability insurance.

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NorthWestern hereby releases Cramblit and her heirs, successors, or assigns from all actions, causes of action, suits, debts, charges, complaints, claims, obligations, promises, contracts, agreements, controversies, damages, judgments, rights, costs, losses, expenses, attorney fees, liabilities, and demands of any nature, whether known or unknown, whether actual or potential, whether specifically mentioned herein or not, in law or equity, whether statutory or common law, whether federal, state, local, or otherwise, as a result of any act that has occurred (all hereinafter referred to as “NorthWestern Claims”). NorthWestern will never file any lawsuit, complaint, or claim based on any NorthWestern Claims, and NorthWestern will withdraw with prejudice any such lawsuit. Notwithstanding any provision to the contrary, this subsection shall not apply to (a) claims to enforce NorthWestern’s rights under this Release or (b) claims that Cramblit has committed fraud or willful misconduct.

4. No Admission of Liability. This Release is not an admission of guilt or wrongdoing by any released party. Cramblit acknowledges that she has not suffered any age or other discrimination or wrongful treatment by any released party.

5. Consideration of Release. NorthWestern has advised Cramblit, in writing, to take this Release home, read it, and carefully consider all of its terms before signing it. NorthWestern has offered Cramblit 21 (twenty-one) days in which to consider this Release. Cramblit waives any right she may have to additional time beyond this consideration period within which to consider this Release. Cramblit understands that she has 7 (seven) days after signing this Release to revoke it. If Cramblit chooses to revoke this Release, she agrees to provide such revocation in writing, accompanied by any sums received pursuant to this Release, to be received by one of NorthWestern’s internal legal counsel by the end of the 7 (seven) day period. NorthWestern, in writing, advised Cramblit to discuss this Release with her own attorney (at Cramblit’s own expense) during this period if Cramblit wished to do so. Cramblit has carefully read this Release, fully understands what it means, and is entering into it voluntarily. Cramblit is receiving valuable consideration in exchange for her execution of this Release that she would not otherwise be entitled to receive.

6. Company Property. Cramblit warrants and represents that she has returned to NorthWestern, by January 5, 2010, all files, memoranda, documents, records, copies of the foregoing, credit cards, security-related equipment such as keys or key cards. and any other property of NorthWestern or its affiliates in her possession.  Copies of Agreements between Cramblit and NorthWestern are the property of both Cramblit and NorthWestern, and Cramblit may retain such copies.  Consistent with the Consulting Agreement executed between the parties, Cramblit may retain her computer and Blackberry during the term of the Consulting Agreement and will return that property according to the Consulting Agreement.

7. False Claims Representations and Promises. Cramblit has disclosed to NorthWestern any information she has concerning any conduct involving NorthWestern or any affiliate that she has any reason to believe may be unlawful or that involves any false claims to the United States. Cramblit promises to cooperate fully in any investigation NorthWestern or any affiliate undertakes into matters occurring during her employment with NorthWestern or any affiliate. Cramblit understands that nothing in this Release prevents her from cooperating with any United States government investigation. In addition, to the fullest extent permitted by law, Cramblit hereby irrevocably assigns to the United States government any right she may have to any proceeds or awards in connection with any false claims proceedings against NorthWestern or any affiliate.

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8. Nondisclosure, Return of Proprietary Information, and Inventions and Patents. NorthWestern and Cramblit agree that during her employment with NorthWestern, Cramblit has received and become acquainted with confidential, proprietary, and trade secret information of NorthWestern, including, but not limited to, information regarding NorthWestern business programs, plans, and strategies; finances; customers and prospective customers; suppliers and vendors; marketing plans and results; personnel matters regarding NorthWestern employees, officers, directors, and owners; manners of operation and services provided; negotiating positions and strategies; legal arguments, theories, claims, investigations, and audits; or information regarding the operation and business of NorthWestern. Cramblit acknowledges that such information has been developed or acquired by NorthWestern through the expenditure of substantial time, effort, and money, that such information provides NorthWestern with strategic and business advantages over others who do not know or use such information, and that NorthWestern has implemented specific policies and practices to keep such information secret. This does not preclude Cramblit from making statements that are required by legal process, applicable law, or a regulatory agency with jurisdiction over her.

The Company agrees that Cramblit has not to date, and Cramblit agrees that she will not at any time thereafter, directly or indirectly:

a.
Use for her own purpose or for the benefit of any person or entity other than NorthWestern, or otherwise disclose or permit others to obtain access to, any proprietary or confidential information unless such disclosure has been authorized in writing by NorthWestern or is otherwise required by law. Information or material that is not novel or copyrighted or patented may nonetheless be proprietary information. Proprietary information shall not include any information that is or becomes generally known to the industries in which NorthWestern competes through sources independent of NorthWestern or Cramblit or through authorized publication by NorthWestern to persons other than NorthWestern employees. Nothing about this section will be interpreted as prohibiting Cramblit from using her generalized knowledge of and expertise in the utilities industry in future employment settings.

b.
Except as required by law, give or disclose any records containing confidential information or material to, or permit any inspection or copying of such records by, any individual or entity other than in the authorized course and scope of such individual’s or entity’s employment or retention by NorthWestern. In addition, Cramblit warrants and represents that she has returned to NorthWestern all such records upon resignation or separation hereunder and shall not use or retain any such records thereafter. Records subject to this subsection shall include, but not be limited to, all correspondence, memoranda, files, analyses, studies, reports, notes, documents, manuals, books, lists, financial records, operating records, marketing records, computer software, magnetic tape, or electronic or other media or equipment of any kind that may be in Cramblit’s possession or under her control or accessible to her which contains or may be derived from proprietary or confidential information covered by this section. All such records are and will remain the sole property of NorthWestern.

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9. Public Statements. Except as necessary to secure other employment or for other necessary reasons or as may be required by law, Cramblit agrees that she will make no public statements concerning the severance of her employment with NorthWestern.  Mr. Robert C. Rowe has provided Cramblit with a letter of recommendation, which she may share with future employers.  Mr. Rowe will provide oral recommendations consistent with his letter, as requested.  The current Chairman of NorthWestern’s Board and the current Chairs of the Audit and Governance Committees have also agreed to provide Cramblit with positive letters of recommendation no later than January 15, 2010. NorthWestern, by its Board of Directors and senior management, and Cramblit also agree that neither party, including NorthWestern’s current employees, will make any disparaging remarks to any third parties concerning the other party. Cramblit further agrees that she will not disparage NorthWestern’s business capabilities, products, plans, or senior management to any customer, potential customer, vendor, suppler, contractor, or subcontractor of NorthWestern so as to affect adversely the goodwill or business of NorthWestern. NorthWestern, by and through its Board of Directors and senior management, agrees that it will refrain from making any adverse, derogatory, or disparaging comments or statements about Cramblit or her performance during her employment with NorthWestern.

10. Consequences of Violating Promises. In addition to any other remedies or relief that may be available, upon any breach of this Release (for this purpose, a breach will include proof that a representation was false when made), the breaching party agrees to pay the reasonable attorney fees and any damages the non-breaching party incurs as a result of such breach (such as by suing a released party over a released claim). Cramblit further agrees that NorthWestern could be irreparably harmed by any actual or threatened violation of Section 8 of this Waiver and Release and that NorthWestern will be entitled to an injunction prohibiting Cramblit from committing any such violation.

11. Successors and Assigns. This Release shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, successors, legal representatives, and assigns.  NorthWestern may assign this Release without the prior consent of Cramblit or her successors and assigns.  However, neither this Release, nor any right or interest hereunder, shall be assignable by Cramblit, Cramblit's beneficiaries, or her legal representatives, except as provided by law or pursuant to referenced benefit policy documents. Nothing in this Release, express or implied, is intended to confer on any person other than the Parties hereto and the Released Parties, or their respective successors or permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Release.

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12. Severability and Reformation. The provisions of this Release are severable. If any provision of this Release shall be determined to be invalid, illegal, or unenforceable, in whole or in part, neither the validity of the remaining parts of such provision nor the validity of any other provision of this Release shall in any way be affected thereby. In lieu of such invalid, illegal, or unenforceable provision, there shall be added automatically as part of this Release a provision as similar in terms to such invalid, illegal, or unenforceable provision as may be possible and be valid, legal, and enforceable. Each party also agrees that, without receiving further consideration, it will sign and deliver such documents and do anything else necessary in the future to make the provisions of this Release effective.

13. Taxes. Cramblit understands that NorthWestern will withhold all applicable income and payroll taxes. Cramblit understands that she will be responsible for paying any additional taxes that may become due on any of the payments provided herein. If Cramblit fails to pay any taxes due and owing on any of the payments, or any taxing authority alleges that Cramblit has failed to do so or that NorthWestern is responsible for the payment of these taxes, for any reason, except to the extent that NorthWestern was responsible for the error (for example, an error in withholding), Cramblit agrees to be fully responsible for any judgments or orders, fines, and penalties and that she will indemnify NorthWestern, including, but not limited to, the satisfaction of judgments, orders, fines, or penalties in the payment of NorthWestern’s defense by counsel of its choice in such proceedings. The taxability of the amounts contained herein shall not affect the validity of this Release.

14. Governing Law and Jurisdiction. This Release shall be governed by and construed in accordance with the laws of the State of South Dakota without reference to conflict of laws principles thereof. The Parties also hereby irrevocably and unconditionally submit to the jurisdiction of any South Dakota state court or federal court sitting in South Dakota and any appellate court from any such court in any suit, action, or proceeding arising out of or relating to this Release, or for recognition or enforcement of any judgment resulting from any such suit, action, or proceeding; and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action, or proceeding may be heard and determined in such South Dakota state court or, to the extent permitted by law, by removal or otherwise, in such federal court. Notwithstanding this consent to jurisdiction, NorthWestern and Cramblit agree to resolve any claims they may have with each other through final and binding arbitration.  Such arbitration shall be conducted according to the then current arbitration rules and procedures for disputes governing arbitrations administered by the Judicial Arbitration and Mediation Service (JAMS); however, it need not be administered by JAMS.  Either party may commence arbitration by providing to the other party a written request for arbitration, setting forth the subject of the dispute and the relief requested. The parties will cooperate with one another in selecting an arbitrator to preside over the arbitration and in scheduling the arbitration.  The Parties agree that any such arbitration shall take place within the state of South Dakota.

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15. Further Assurances. Each party agrees to take all further actions and to execute and deliver all further documents and instruments that are reasonably necessary or appropriate in order to effectuate the purposes of this Release and the transactions contemplated hereby.

16. Waiver. Any failure by a party hereto to comply with any obligation, agreement, or condition contained herein may only be waived in a writing executed by the party granting the waiver; but such waiver or failure to insist upon strict compliance with such obligation, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, such failure or any subsequent or other failure. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

17. Entire Agreement. This Release and the Indemnification Agreement between the Parties dated as of November 16, 2009, set forth the entire agreements and understandings of the Parties relating to the subject matter hereof and supersede all prior agreements and arrangements, written or oral, relating to the subject matter hereof.  The Parties contemplate entering into a Consulting Agreement dated January 6, 2010.

18. Amendment. This Release may be amended only by a written instrument executed by both of the parties hereto.

19. Notice. Any notice required or permitted by this Release shall be in writing and shall be deemed delivered when delivered personally or by overnight courier or sent by facsimile, or email or 48 (forty eight) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid and addressed to the party to be notified at such party’s address or fax number set forth on the signature page hereto, as appropriate, which address or fax number may be subsequently modified by a written notice delivered in accordance with this section.

20. Counterparts. This Release may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same agreement.

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 Take this release home, read it, and carefully consider all of its provisions before signing it. It includes a release of known and unknown claims. If you wish, you should take advantage of the full consideration period afforded by Section 5, and you should consult your attorney.

Miggie E. Cramblit acknowledges that she has read this release in its entirety, that she understands its terms, and that she is entering into this agreement release knowingly and voluntarily.

Miggie E. Cramblit /s/ Miggie E. Cramblit Miggie E. Cramblit 901 West Golden Eagle Sioux Falls, SD 57108 Date: January 5, 2010
NorthWestern Corporation d/b/a NorthWestern Energy

/s/ Bobbi L. Schroeppel
By:  Bobbi L. Schroeppel
Its:  VP-Customer Care, Comm., HR
3010 West 69th Street
Sioux Falls, SD 57108
Facsimile: (605) 978-2910

Date:  January 8, 2010

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